                         STATEMENT OF COMPUTATION OF
                           NET EARNINGS PER SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                            Year ended December 31,

                                          1995        1994         1993
                                          ----        ----         ----
Weighted Average Number of
  Shares Outstanding:

Common Stock                           3,787,497    3,787,469    3,766,665

Common equivalent shares resulting
  from stock options
  (Treasury Stock Method)                112,432       (a)         174,094

Shares contingently issuable
  based on market price                  324,574      391,829       79,309
                                       ---------    ---------    ---------
                                       4,224,503    4,179,298    4,020,068
                                       =========    =========    =========


Earnings before cumulative effect
  of adopting SFAS No. 109             $     457    $     166    $      98
                                       =========    =========    =========

Net earnings                           $     457    $     166    $     742
                                       =========    =========    =========

Earnings per common and
  common equivalent share:

Earnings before cumulative effect
  of adopting SFAS No. 109             $     .11    $     .04    $     .02

Net Earnings                           $     .11    $     .04    $     .18


(a) Dilution is less than 3%; therefore, earnings per share is based on weighted average number of shares outstanding and shares contingently issuable based on market price.

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